UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

RETAIL PROPERTIES OF AMERICA, INC.

(Exact name of registrant as specified in charter)

Maryland	001-35481	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 634-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2016, Retail Properties of America, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the various purchasers named therein (the “Purchasers”) in connection with a private placement of senior unsecured notes. Under the Note Purchase Agreement, the Company will sell to the Purchasers $200,000,000 of senior unsecured notes of which (i) $100,000,000 aggregate principal amount are designated as its 4.08% Senior Notes, Series A, due September 30, 2026 (the “Series A Notes”) and (ii) $100,000,000 aggregate principal amount are designated as its 4.24% Senior Notes, Series B, due December 28, 2028 (the “Series B Notes” and, together with the Series A Notes, the “Notes”). The Series A Notes bear interest at a rate of 4.08% per annum, payable semiannually on the thirtieth day of March and September in each year until maturity, commencing on March 30, 2017. The Series B Notes bear interest at a rate of 4.24% per annum, payable semiannually on the twenty-eighth day of June and December in each year until maturity, commencing on June 28, 2017. The entire principal amount of the Series A Notes is due and payable on September 30, 2026 and the entire principal amount of the Series B Notes is due and payable on December 28, 2028. The sale and purchase of the Series A Notes occurred on September 30, 2016 and the sale and purchase of the Series B Notes will occur at a closing on December 28, 2016, subject to the satisfaction of customary closing conditions.

The Company may prepay at any time all, or from time to time any part of, any series of the Notes, in an amount not less than 5% of the aggregate principal amount of such series of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a make-whole premium as set forth in the Note Purchase Agreement.

In the event of a Change in Control (as defined in the Note Purchase Agreement), each holder of the Notes may require the Company to repurchase all of the Notes held by such holder at a repurchase price equal to 100% of the principal amount of such Notes together with accrued and unpaid interest thereon, but without any make-whole amount or other premium.

The Note Purchase Agreement contains restrictive covenants that, among other things, restrict the ability of the Company to: (i) enter into transactions with affiliates; (ii) merge, consolidate, transfer or lease all or substantially all of its assets; and (iii) create liens. The Note Purchase Agreement also contains an affirmative covenant relating to the most favored lender status of the Purchasers. Additionally, the Company, on a consolidated basis with its subsidiaries, is required to comply with certain financial covenants that are set forth therein.

The Note Purchase Agreement contains customary events of default, including payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events. In the case of an event of default, the Purchasers may, among other remedies, accelerate the payment of all obligations.

The proceeds from the issuance of the Notes will be used by the Company to repay or refinance its outstanding indebtedness and for general corporate purposes.

The above summary of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement. A copy of the Note Purchase Agreement, including the forms of the Series A Notes and Series B Notes, is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Note Purchase Agreement dated as of September 30, 2016, among the Company and the institutions named in Schedule B thereto as purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.
(Registrant)

	By:	/s/ Paula C. Maggio
Paula C. Maggio
Date: October 5, 2016		Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Note Purchase Agreement dated as of September 30, 2016, among the Company and the institutions named in Schedule B thereto as purchasers.